Exhibit 10.1

PATENT PURCHASE AGREEMENT

This Patent Purchase Agreement ("Patent Purchase Agreement"), made and entered into this 19th day of January, 2011 (the “Effective Date”), is by and between Protect Pharmaceutical Corporation, a corporation organized and existing under and by virtue of the laws of the State of Nevada, having an office and place of business at 116 Village Boulevard, Suite 200, Princeton, NJ 08540 ("Seller"); and Grünenthal GmbH, a company organized under the laws of Germany, having offices at Zieglerstraße 6, 52078 Aachen/Germany (“Buyer”).  Seller and Buyer are also referred to individually as a “Party” and collectively as the “Parties."

WITNESSETH

WHEREAS, Seller has declared that it is the owner of all rights, title and interest in and to the inventions (the “Inventions”) as described and claimed in all of Seller’s patents and patent applications (collectively “the Patents”) listed on Exhibit I and including without limitation, all extensions, continuations, provisionals, derivatives and related applications thereof whether or not such applications are listed on the attached Exhibit I to this Patent Purchase Agreement; and

WHEREAS, Seller wishes to sell, transfer, assign and set over unto Buyer, and Buyer wishes to purchase, accept and assume, all rights, title and interest in and to the Inventions and Patents as specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.
Purchase and Sale of Patents.  Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, all right, title and interest in and to the Inventions and the Patents, and Seller and Buyer hereby agree to execute the form of Patent Assignment Agreement (the “Patent Assignment”) attached as Exhibit II hereto, the terms of such Patent Assignment being fully incorporated herein.  All of the rights, privileges, including the benefit of any attorney client privilege or attorney work product privilege, title and interest in and to the Inventions and Patents being sold, transferred, assigned and set over to Buyer hereunder include without limitation all income, royalties, damages, right to sue, right to enforce and any and all payments now or hereafter due or payable with respect thereto, and the right to bring any claim, sue, counterclaim, and recover for the past, present and future infringement of the rights assigned hereunder.

2.	Purchase Price of Inventions and Patents. The purchase price for the Inventions and Patents shall be:

a.	Cash Payment: Buyer shall pay to Seller
(i)	One Million Four Hundred Fifty Thousand U.S. Dollars ($1,450,000) in cash to be paid on the Closing (as defined below).
(ii)	One Hundred Fifty Thousand U.S. Dollars ($ 150,000) in cash to be paid after transfer of all documents and data that relate to the Patent.

b.
Payment Procedures: All payments made by Buyer pursuant to this Agreement shall be made by wire transfer to that account specified by Seller at such times and in accordance with the provisions of Section 2(b) (and until another account is designated in writing to Buyer by Seller, to the account identified in Exhibit III).  Simultaneous with any wire transfer pursuant to Section 2(b), Buyer will include a report detailing the payment amount and will provide such supporting documentation as may reasonably be requested by Seller (subject to appropriate and customary confidentiality obligations as may be required in order to disclose such documentation to Seller).

3.
No Assumption of Liabilities.  It is expressly understood and agreed that Buyer shall not be liable for and hereby disclaims any assumption of any of the obligations, third party claims or liabilities of Seller and/or its affiliates and/or of any third party of any kind or nature whatsoever arising from or in connection with any circumstances, causes of action, breach, violation, default or failure to perform with respect to the Inventions and Patents prior to the Closing (“Retained Liabilities”) and Seller hereby agrees to defend, indemnify and hold Buyer and its affiliates, officers, directors, shareholders and employees (the “Indemnified Parties”) harmless from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys' fees) suffered or incurred, directly or indirectly in connection with a Retained Liability and any obligation arising out of or relating to Seller’s ownership or actions (or lack thereof)  relating to the Patents in accordance with the indemnification procedures outlined in Section 6.

4.
Taxes; Brokers.  Seller shall pay any taxes that are legally imposed on Seller arising out of the transfer of the Inventions and Patents.  Seller is not liable for any taxes, if any, that are legally imposed on Buyer arising out of the transfer of the Inventions and Patents.  Seller is responsible for any fees (including legal and broker fees) incurred by Seller and Buyer is responsible for any fees (including legal and broker fees) incurred by Buyer.

5.	Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

5.1
Corporate Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, USA with full power and authority to own and operate its properties and assets and carry on its business as currently conducted.

5.2
Authorization.  Seller has full power and authority to enter into this Agreement and the Patent Assignment and to carry out the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Patent Assignment and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors and all other necessary corporate actions on the part of Seller, including the shareholders, to the extent required.  This Agreement and the Patent Assignment have been duly executed and delivered by the Seller, and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

5.3
Non-Contravention.  Neither the execution and delivery of this Agreement and the Patent Assignment, nor the assignment of the Inventions and the Patents contemplated hereby and thereby will violate, or be in conflict with the Articles of Incorporation of the Seller or any provision of any applicable law binding upon or applicable to the Seller, or any of the Inventions or Patents, give rise to any right of termination, cancellation, increase in obligations, imposition of fees or penalties under, any debt, note, bond, indenture, mortgage, lien, lease, license, instrument, contract, commitment or other agreement, or order, arbitration award, judgment or decree, to which Seller is a party or by which it is bound or to which the Inventions or Patents are subject, or result in the creation or imposition of any mortgage, lien, charge, pledge, security interest, other encumbrance or third party right (“Encumbrances”) upon any of the Inventions or Patents.

5.4
Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or third party is required in connection with the execution or delivery of this Agreement or the Patent Assignment or the consummation of the transactions contemplated hereby and thereby, except for recordation of suitable patent assignment documents in the U.S. Patent & Trademark Office (the “PTO”) and comparable foreign patent offices (the “Required Approvals”).

5.5
Ownership of the Patents.  The Seller owns all right, title and interest, and has good and marketable title, in and to the Inventions and Patents free and clear of all Encumbrances.  Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant with respect to the use of the subject matter disclosed and claimed in the Inventions or the Patents or in connection with the licensing of the Inventions and/or Patents to third parties.

5.6	Pre-Existing Licenses under the Patents. The Seller, or any predecessor-in-interest to the Inventions and Patents, has not granted any licenses or any other rights under the Inventions or Patents.

5.7
Litigation.  There are no (i) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations against or affecting the Seller, pending or threatened, against or by the Seller (collectively, “Proceedings”), nor any Proceedings or investigations or reviews by any governmental authority against or affecting the Seller, pending or threatened against or by the Seller, relating to the Inventions or Patents or which seek to enjoin or rescind the transactions contemplated by this Agreement or the Patent Assignment; or (ii) existing orders, judgments or decrees of any governmental authority naming the Seller as an affected party in connection with Inventions and/or the Patents.

5.8
Patent Maintenance.  All annuity and maintenance fees that are necessary in order to keep the Patents in force as of the Effective Date have been paid by Seller, and no payment of annuities or fees, or papers to be filed in patent offices, are required to be made within the three-month period after the Effective Date.

6.	Indemnification; Set-Off.

6.1.
Without derogating from the provisions of Section 3 above, Seller agrees to defend, indemnify and hold the Indemnified Parties harmless from, against and in respect of any and all losses, liabilities, damages, claims or expenses (including, without limitation, attorneys' fees) suffered or incurred, directly or indirectly by the Indemnified Parties by reason of, or resulting from the breach of any representation or warranty contained in Section 6 of this Agreement or from the failure to perform any covenant contained in this Agreement or in the Patent Assignment.

6.2.
Whenever any claim arises for indemnification under this Agreement or an event which may result in a claim for such indemnification has occurred, the Indemnified Party will promptly notify the Seller of the claim and, when known, the facts constituting the basis for such claim.  The Seller shall have the obligation to dispute and defend all such third party claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Such defense shall be controlled by the Seller, and the cost of such defense shall be borne by the Seller, provided that the Indemnified Parties shall have the right to participate in such defense at their own expense, unless the Indemnified Parties require their own attorney due to a conflict of interests, in which case, the expense thereof will be borne by the Seller. The Indemnified Parties shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim at the cost of the Seller. If the Seller fails to take action within thirty (30) days of notice, then the Indemnified Parties shall have the right to pay, compromise or defend any third party claim, such costs to be borne by the Seller. The Indemnified Protected shall also have the right and upon delivery of ten (10) days advance written notice to such effect to the Seller, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the third party claim by the Seller, and any expenses incurred by the Indemnified Parties so acting shall be paid by the Seller. The Seller will not settle or compromise any third party claim without the prior written consent of the Indemnified Parties.

6.3.
Without derogating from any other right and/or remedy available to the Buyer hereunder or under applicable law, the Buyer shall be entitled to set-off against any amounts otherwise payable by the Buyer to the Seller under this Agreement any amounts to which Buyer is entitled based on a claim for indemnification by the Buyer under this Agreement or the Patent Assignment. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

6.4.	Covenants of the Seller

6.4.1.
The Seller agrees that during the period from the Effective Date through the Closing, the Seller, will not directly, through any agent or otherwise, solicit, accept, initiate or encourage (by providing confidential information or otherwise) submission of proposals or offers from any person or entity or negotiate or suggest negotiations at any future time with or to any other person any transaction related to or which may affect, the Inventions or the Patents.

6.4.2.
The Seller agrees that during the period from the Effective Date through the Closing, the Seller shall operate its business in the ordinary course consistent with past practices. The Seller agrees to pay all indebtedness when due, to use reasonable efforts to pay or perform other obligations when due and agree to preserve the Seller’s assets and technology and preserve the relationships of the Seller with suppliers, investigators, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Seller relating to the Inventions and the Patents.

6.4.3.
Without limiting the generality of the foregoing, except (i) as expressly contemplated herein or (ii) with the prior written consent of the Buyer, the Seller shall not:(A) sell, license or transfer to any person or entity any rights to the Inventions or the Patents enter into any agreement or undertake any new obligation with respect to any of the same, with any person or entity; (B) incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create an Encumbrance over the Inventions or the Patents; or (C) enter into any transaction for a merger of the Seller or the sale of all or substantially all of the shares of the Seller, which may affect, directly or indirectly, the Inventions or the Patents.

6.4.4.
Following the Closing, and for a period of three (3) months, the Seller undertakes not to (i)  apply for or consent to the appointment of any liquidator, receiver, trustee or administrator for all or a substantial part of its business, properties, assets or revenues; (ii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation or similar executory or judicial proceeding; or (iii)  call a creditors' meeting for the purpose of entering into an arrangement with them.  In addition, the Seller shall take promptly, at its expense, all measures as are required for preventing, discharging, terminating, removing or achieving a stay of any of the aforesaid or similar events initiated by third parties.

6.4.5	Seller agrees that it will not assert any of its patents or patent applications against the practice of the inventions and patents assigned by this Agreement.

6.4.6
Seller covenants that to the best of it's knowledge the duty of disclosure has been complied with and the best mode has been disclosed in the pending patent applications. Seller agrees to cooperate with Buyer at Buyer's expense as set forth in Section 11.3 in the prosecution of the patent applications should that cooperation be desireable or necessary.

6.4.7	Seller represents that it has secured the inventor's cooperation in fulfilling the representations and obligations of Section 6.4.6.

7.	Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

7.1
Corporate Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Germany, with full power and authority to own and operate its properties and assets and carry on its business as currently conducted.

7.2
Authorization.  Buyer has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Buyer.  This Agreement and the Patent Assignment have been duly executed and delivered by the Buyer, and constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

8.	Closing and Due Diligence Period.

8.1	Closing. The Closing (the “Closing”) of the purchase and sale of the Patents shall take place on or before	.

8.2
Documents.  During the period prior to the Closing, the Seller will provide to Buyer complete copies of the patent prosecution files provided by prosecution counsel and any other documents (electronic or otherwise) in Seller's custody or control relating to the Inventions and the Patents.

8.3	Deliveries. At the Closing, the Seller shall deliver to the Buyer the following:

8.3.1.	duly executed copies of the Patent Assignment, duly executed by the Sellers;

8.3.2.
such other duly executed agreements, deeds, certificates or other instruments of conveyance, transfer and assignment as shall be necessary, in the reasonable opinion of the Buyer, to vest in the Buyer good, valid and marketable title to the Inventions and the Patents.

8.4
Pre-Closing Transfer.  At least five (5) business days prior to the Closing (or immediately thereafter upon learning of the existence of any such files or documents that have not been transferred to Buyer subsequent to the transfer contemplated under this Section 8.4), Seller shall, and shall cause its patent counsel to deliver to Buyer (or to Buyer’s counsel as may be directed by Buyer) copies of all patents and patent applications, and PTO correspondence in Seller’s or Seller’s counsel’s possession related to the Patents and any other documents (electronic or otherwise) in Seller's custody or control relating to the Patents. Seller represents to Buyer that as of the date five business days prior to the Closing Date, Seller has conducted a thorough and diligent search through its counsel for all such documents, and that as of the Closing, no other such documents remain in the custody or control of Seller. Seller further agrees that upon the Effective Date all rights and privileges (including with respect to any attorney client privileges, attorney work product or any other professional privileges or rights) held by Seller or any third party, that arise from or relate to the Patents, Inventions or any other intellectual property transferred under this Agreement, shall be transferred from Seller to Buyer, including, without limitation, all documents and data that relate to Tapentadol.

9.
Miscellaneous.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered (a) personally,  (b) by facsimile transmission, (c) by overnight courier or (d) by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice);

If to the Buyer at: Grünenthal GmbH, Zieglerstraße 6 52078 Aachen/Germany	If to Seller at: Protect Pharmaceutical Corporation, 116 Village Boulevard, Suite 200, Princeton, NJ 08540

Notice shall be deemed received in the case of (a) personal delivery, upon delivery, (b) international courier (signature required), two business days following shipment and (c) international registered or certified mail, seven business days following post date.  Either Party may change the notice address by providing notice containing the changed notice information to the other Party.

10.
Infringement. In the event that Seller or Buyer is named as a defendant in any patent infringement lawsuit brought as a result of Buyer’s efforts to market a product during the commercialization of the Patents, Seller shall fully cooperate with Buyer in the handling of all such claims or lawsuits, assist in production and location of evidence and provide other assistance as requested by Buyer, including assistance with discovery, depositions and expert testimony. Buyer shall have the obligation to undertake the control and defense of such Infringement Action, including the satisfaction of resulting legal fees and expenses, whether such action was brought against Seller or Buyer. Buyer shall be responsible for the coordination and payment of legal activities and shall promptly reimburse all costs incurred by the Seller. Buyer shall be solely responsible for, and hereby agrees to indemnify and hold harmless Seller and its affiliates against, damages, claims, penalties, all legal fees and related expenses incurred by the Buyer in the satisfaction of its obligations.

11.	General Provisions. The Agreement is governed by the following general provisions;

11.1
Entire Agreement.  This Agreement (including the Exhibits) and the Patent Assignment constitute the entire agreement of the parties and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among or between the parties with respect to the subject matter hereof.

11.2	No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the parties and is not intended to confer upon any other person any rights or remedies hereunder.

11.3.	Expenses. If the Buyer requires the assistance of Seller for prosecuting, exploiting, defending or enforcing the rights of the Patents, Buyer is responsible for reimbursing all the pass-through costs and pay at the rate of $ 250 per man hour of Seller’s employee time spent in providing such assistance. Except as otherwise expressly provided herein, all parties will be responsible for their own costs and expenses, including counsel fees, incurred in connection with this Agreement.

11.4
Assignment.  The Parties may assign this agreement including all the rights and obligations hereunder upon the provision of written notice to the other Party.  It is hereby clarified that a “change in control” transaction of the Parties shall not be deemed to be an assignment of this Agreement by the Party.

11.5
Governing Law; Forum.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of New Jersey without regard to principles of conflicts of law.  Each party hereby agrees to jurisdiction and venue in the courts of the State of New Jersey or the Federal courts sitting therein for all disputes and litigation arising under or relating to this Agreement.

11.6	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

11.7	Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.8
Confidentiality.  The contents of this Agreement, including its terms and conditions, are considered confidential.  Neither Party shall disclose the terms of the Agreement to an unaffiliated third party without the prior written approval of the other Party, except to legal, financial, accounting or other similar advisors who agree to maintain the terms of this Agreement confidential, or except for any requisite filings to be made with the Securities and Exchange Commission.  In the event an unaffiliated third party seeks to discover the terms of this Agreement through a court order, the Party to whom the request for the terms has been made shall provide reasonable notice of the request to the other Party to this Agreement and shall use its reasonable efforts to prevent at least the disclosure of the terms of the Agreement.  Neither Party will originate any publicity, news release, or other announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other Party.

11.9.
Independent Contractors. The relationship of Seller and Buyer established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed (i) to give either party the power to direct or control the day-to-day activities of the other, or (ii) to constitute the parties as partners, participants in a joint venture, co-owners or otherwise as participants in a joint or common undertaking.

11.10.
Further Assurances.  Seller agrees, at its sole expense, to execute such further documents and do any and all such reasonable things as may be necessary to implement and carry out the terms, conditions and intent of this Agreement within a commercially reasonable timeframe upon the request of Buyer.

11.11.
Interpretation. The parties agree that this Agreement shall be fairly interpreted in accordance with its terms without any strict construction in favor of or against either party and that ambiguities shall not be interpreted against the drafting party.

11.12.
Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

11.13.	Disclaimers. This Agreement does not confer by implication, estoppel, laches or by any other means any license or any right other than those expressly granted herein.

11.14.
Injunctive Relief. The parties agree that a material default of the provisions of this Agreement by a party hereto could cause irreparable injury to the other party for which monetary damages would not be an adequate remedy and such other party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in addition to any remedies it may have hereunder or at law.

11.15.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.  It is further agreed that the delivery by facsimile, e-mail or other recognized electronic medium of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GRUNENTHAL GmbH.			PROTECT PHARMACEUTICAL CORP.

By:	/s/ Prof. Dr. E. - P. Pâques	By:	/s/ Ramesh Sesha

Name:	Prof. Dr. E. - P. Pâques	Name:	Ramesh Sesha

Title:		Title:	Chief Operating Officer

By:	/s/ Ralf Radermacher

Name:	Ralf Radermacher

EXHIBIT I

PATENT APPLICATIONS

1.           Tapentadol Compositions - PCT/US08/084423, filed 21-November-2008, (Publication No. WO 09/067703 A1)

Nationalized applications based on PCT/US08/084423

	Country	Application No.
1A	Australia	2008328548
1B	Brazil	PI 0819451-3
1C	Canada	2,706,596
1D	China	200880122483.5
1E	Europe	8852685
1F	Hong Kong	N/A
1G	Israel	205915
1H	India	1082/MUMNP/2010
1I	Japan	510142069
1J	Mexico	MX/a/2010/005680
1K	New Zealand	586361
1L	Russia	2010123346
1M	Singapore	201003593-9
1N	South Korea	10-2010-7013789
1O	South Africa	2010/03716
1P	United States	12/786,382

2.           Novel and Potent Tapentadol Dosage Forms - PCT/US09/005866, filed 29-October-2009, (Publication No. WO 10/096045 A2)

EXHIBIT II

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (the “Agreement”), is made and entered into this 19th day of January, 2011 (the “Effective Date”), by and between Protect Pharmaceutical Corporation, a corporation organized and existing under and by virtue of the laws of the State of Nevada, having an office and place of business at 116 Village Boulevard, Suite 200, Princeton, NJ 08540, USA ("Assignor"); and Grünenthal GmbH, a company organized under the laws of Germany, having offices at Zieglerstraße 6, 52078 Aachen/Germany (“Assignee”) (each a “Party” and collectively the “Parties”).

WHEREAS, Assignor is the owner of all rights, title and interest in and to the inventions (the “Inventions”) as described and claimed in the United States and foreign patents and patent application as listed on Schedule A hereto (collectively the “Patents”);

WHEREAS, Assignor and Assignee have agreed by a Patent Purchase Agreement (the “Purchase Agreement”) dated 19th day of January, 2011, by and between Assignor and Assignee, the terms of which are incorporated herein by reference, that Assignor shall sell, transfer, assign and set over unto Assignee and Assignee shall accept, all rights, title and interest in and to the Patents as specified in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties and pursuant to the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

I.    ASSIGNMENT

1.
Assignor hereby sells, transfers, assigns and sets over to Assignee all rights, title and interest (for all countries) in and to the Patents, and all the rights and privileges under any letters patent that may be granted under any continuations, divisions, reissues, reexaminations, renewals and extensions therefore and thereon and all continuations, divisions, reissues, reexaminations, renewals and extensions thereof; and all applications for industrial property protection, including without limitation, all applications for patents, utility models, copyright, and designs which may hereafter be filed for said Inventions and Patents in any country or countries, together with the right to file such applications and the right to claim for the same the priority rights derived from the Patents under the patent laws of the United States, the International Convention for the Protection of Industrial Property, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable; and all applications for industrial property protection, including, without limitation, all applications for patents, utility models, copyrights and designs which may hereafter be filed for said Inventions or Patents in any country or countries, together with the right to file such applications; and all forms of industrial property protection, including, without limitation, patents, utility models, inventors’ certificates, copyrights and designs which may be granted for said Patent in any country or countries and all extensions, renewals and reissues thereof.

2.
Assignor hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States and any official of any country or countries foreign to the United States, whose duty is to issue patents or other evidence or forms of industrial property on applications as aforesaid, to issue the same to Assignee, it successors, assigns and legal representatives, or to such nominees as it may designate.

3.
Assignor agrees that, whenever reasonably requested by Assignee and at Assignee’s expense, Assignor will execute all papers, take all rightful oaths, and do all acts which may be reasonably necessary for securing and maintaining patents for the Inventions in any country and for vesting title thereto in Assignee, its successors, assigns and legal representatives or nominees.

4.
Assignor authorizes and empowers Assignee, its successors, assigns and legal representatives or nominees, to invoke and claim for any application for patent or other form of protection for the Inventions, the benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it, or any other international agreement or the domestic laws of the country in which any such application is filed, as may be applicable, and to invoke and claim such right of priority without further written or oral authorization from Assignor.

5.
Assignor hereby consents that a copy of this Agreement shall be deemed a full legal and formal equivalent of any assignment, consent to file or like document that may be required in any country for any purpose and more particularly in proof of the right of Assignee or nominee to claim the aforesaid benefit of the right of priority provided by the International Convention for the Protection of Industrial Property, as amended, or by any convention which may henceforth be substituted for it.

6.
All of the rights, title and interest in and to the Patents sold, transferred, assigned and set over to Assignee hereunder include all income, royalties, damages and payments now or hereafter due or payable with respect thereto, and all causes of action (whether in law or equity) and the right to sue, counterclaim, and recover for the past, present and future infringement of the rights assigned or to be assigned hereunder.

ASSIGNEEE: GRUNENTHAL GmbH.		ASSIGNOR: PROTECT PHARMACEUTICAL CORP.

By:	/S/ Prof. Dr. E. –P. Paques	By:	/S/ Ramesha Sesha

Name:	Prof. Dr. E. –P. Paques	Name:	Ramesha Sesha

Title:	Member of the Executive Board of Grüenthal Group President and Chief Alliance Officer Grüenthal Innovation	Title:	Chief Operating Officer
By:	/S/ Ralf Radermacher Ralf Radermacher

Title:	Vice President Corporate Development and Licensing

SCHEDULE A

PATENT APPLICATIONS

1.           Tapentadol Compositions - PCT/US08/084423, filed 21-November-2008, (Publication No. WO 09/067703 A1)
Nationalized applications based on PCT/US08/084423
	Country	Application No.
1A	Australia	2008328548
1B	Brazil	PI 0819451-3
1C	Canada	2,706,596
1D	China	200880122483.5
1E	Europe	8852685
1F	Hong Kong	N/A
1G	Israel	205915
1H	India	1082/MUMNP/2010
1I	Japan	510142069
1J	Mexico	MX/a/2010/005680
1K	New Zealand	586361
1L	Russia	2010123346
1M	Singapore	201003593-9
1N	South Korea	10-2010-7013789
1O	South Africa	2010/03716
1P	United States	12/786,382

2.           Novel and Potent Tapentadol Dosage Forms - PCT/US09/005866, filed 29-October-2009, (Publication No. WO 10/096045 A2)

EXHIBIT III
SELLER WIRE INSTRUCTIONS

Protect Pharmaceutical Corp., Checking Account No. XXXXXXX, ABA No. XXXXXXX, Bank :XXXXXXXXX , Address: XXXXXXXXXXXXXXXXXX, USA